Introduction – Nick Lee

Good morning everyone.  I am Nick Lee, secretary of the Board of Telestone Technologies. Welcome to the Telestone Technologies’ fourth quarter and full year 2008 earnings conference call. For your information, an audio playback of this call will be available, and the details for the replay on are the press release which was released earlier.

Before I continue I would like to introduce the members of the senior management team joining me on the call today. They are Mr. Han Daqing, Chief Executive Officer and
Mr. Liu Dongping, Chief Financial Officer and the Assistant Secretary of the Board Ya.

Before I go into this morning’s agenda, I want to remind everyone of the Company’s Safe Harbor Policy: “Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.”

For today’s agenda, we will be presenting the highlights and results from the fourth quarter and full year, followed by a Q&A session during which Mr. Han and Mr. Liu will answer any questions that you have. Please note that translation will be required for the Q&A session so please try to keep your questions concise.

I would now like to turn the call over to Miss. Ya, the assistant of secretary of the Board of Telestone.

Thank you and welcome to our conference call today – we are pleased with our performance during the fourth quarter. Our Company provided a diverse offering of cutting edge wireless communications coverage solutions to a wider, more global set of customers than ever before, and invested in new technologies to make sure we continue to grow in the future. I feel strongly that Telestone will demonstrate even greater successes in 2009 and beyond.

Highlights from the Quarter

I would now like to cover some of the progress Telestone has demonstrated over the past quarter and year.

2008 was a fruitful and profitable year for Telestone, as we executed on our key strategies while ensuring our company is prepared for continued growth. We strengthened and monetized key relationships with Chinese customers while generating revenue from overseas, thanks to our diverse and industry-leading communications solutions. During 2008, Telestone reported revenues of 35.33 million dollars, representing an increase of 5.21 percent when compared to 2007. We performed well during the fourth quarter, with 14.4 million dollars in revenues, or an increase of 13.94 percent compared to the same quarter last year, as we were able to effectively leverage our WFDSTM product while expanding the geographic scope of our sales. Even as the WFDSTM product gained additional acceptance, we made the necessary investments in our technology to ensure we continue to meet the needs of our future customers. Our success during the year continues to be focused around our previously discussed growth strategies, which allow Telestone to effectively generate revenue while ensuring the long term potential of the Company.

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During the year the Company was effective at investing in the research and development necessary for our key technologies and products, and we have started to realize some significant returns from this investment. In 2008, we launched WFDSTM, the latest generation of WFDS, one of the cutting edge indoor wireless coverage products in China. WFDSTM is an intelligent wireless fiber distribution system designed for voice and data communication. This system supports all mobile telecom networks and various other networks, including WLAN, FTTH, telephone network, video surveillance system. In addition, we believe that WFDSTM can be quickly installed and simply maintained, which realizes for customers the coverage with relatively low cost.

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 Our WFDSTM, the latest version of WFDS (Wireless Fiber Distribution System), product has been an important focus of our R&D over the past year, and we are pleased to report that we are achieving strong progress To validate the performance of the WFDS-TM in the real site application, a series of field tests had been carried out in Fujian province by China mobile. The tests showed the product completely complied with Chinese mobile indoor network test discipline, which not only includes the tests on the coverage quality of voice and data, voice quality, volume and switch etc., beside that, a comprehensive evaluation on the projects operation, maintenance and cost has also been made.

We also aim to continue our investment in R&D in 2009. WFDSTM has the capability to evolve into a diverse series of solutions, and while we are already seeing success with the currently commercialized version, we are developing additional WFDSTM products which will be applicable to more networks and environments, such as super-broadband networks. We expect to complete the development of these expanded WFDSTM products in 2009 and begin to recognize revenues shortly afterwards.

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Secondly, we have continued to dedicate resources to expanding and leveraging our strong domestic relationships with Chinese wireless communications carriers. In 2008, our main customers were China Mobile and China Unicom, and the revenues from them were 47.70% and 41.95%, respectively. Compared to this time last year, we have grown our business with China Mobile by over 19.72% and China Unicom by around 14.05%, primarily due to the expansion of our business in existing customers, such as Beijing Mobile, Shanghai Mobile, Tianjin Unicom, Shanxi Mobile, Neimenggu Mobile, Guizhou Unicom, and Henan Mobile, which are branches of China Mobile or China Unicom. Despite our efforts, due to the restructuring of China’s telecommunications industry, including the merger that China Netcom into China Unicom and the reduction of Xiao Ling Tong construction project our revenue generated from China Telecom and China Netcom decreased. Beside these, we have expanded our business with firms outside the four Chinese carriers by 12.09% to over 1.1 million dollars, from both domestic carriers and from overseas. We will continue to look for additional growth opportunities within China, which allow us to capture a greater percentage of the overall Chinese market share.

-	Our third strategy is our focus on building up a presence in markets outside China.
Our marketing has expanded to 28 countries in the world, for instance, U.S., Vietnam, Mexico, Brazil, Russia, India, The Philippines, Thailand, Turkey, Indonesia. Continuous expansion outside of China is one of our core strategies. The Company believes that the quality of our products and services will allow Telestone to be increasingly competitive internationally. We also made progress in overseas markets during 2008. We have been granted FCC certification in the United States, GOST R certification in Russia, ANATEL certificate of GSM repeater in Brazil and CE certification of GSM900 Tower Mounted Booster in Europe..

Overall, we have maintained some growth in our performance even though the global economy has been suffering a depression, while the earthquake and the restructuring of China telecommunication industry has brought about some negative impact. We have maintained some growth in the gross profit and net income. We have demonstrated strong progress in the three strategies that are crucial to the future growth of Telestone. During 2008, we implemented a development plan to enrich our product mix by strengthening our research and development, for instance, the technique of our new product WFDSTM has been further refined; provide better services for our domestic customers and enter overseas markets. We believe going forward such campaigns will help sustain our current revenue and generate additional growth.

Financial Summary

I would now like to briefly provide a summary of the financial results - unless mentioned otherwise all items will be stated in US dollars. Additional details can be found in tables towards the end of the press release.

Telestone reported full year revenue of US $35.33 million, up 5.21% compared to US$33.6 million in 2007, largely due to an increase in demand for products and services from China Mobile and China Unicom. As discussed, while the Company experienced a decline in revenues from China Netcom and China Telecom during the year, revenue from other customers outside of the four Chinese carriers rose over 12.09% to over US $1.1 million. Revenue consisted of sales of equipment for the year of $17.13 million, an decrease of 29.95 % from the previous year and service income for the year of $18.20 million, representing an increase of 99.48%.

Gross profit of US $18.2 million was an increase of 6.76% from the US $17.04 million of 2007, with gross margin for the year of 51.5%, there is a slight increase compare with the 50.8% reported in 2007. The slight increase in our gross profit margin was primarily due to improvements made on our efficiency control over business expenditure and the strengthening of our integration business.

Turning to expenses for the year – our total operating expenses increased to 26.7 million dollars, compared to 26.2 million in the year ago. The primary increase was the cost of equipment and services, which increased from 16.53 million to 17.13 million for 2008. Equipment and services expenses increased due to the increase in our sales in 2008.

Sales and marketing expenses were $4.62 million for the year, as compared to $ 4.61 million for 2007, maintained at almost the same level.

General and administrative expenses were $3.81 million compared to $3.9 million in 2007. We made significant investment to become compliant with Section 404 of the Sarbanes-Oxley Act of 2002, and this has begun to show some returns as our internal control process is optimized and our work is more efficient.

Overall, despite these expenses our net income for 2008 rose significantly to US $7.0 million from US $6.0 million in the year ago period, an increase of 16.74%. This increase is attributable to an increase in revenue of 5.21% in 2008.

Future Results

As a high-tech company with an established sound record, our company enjoys the support by both from China industry governmental authorities and from local authorities.

Turning now to our future results, although current economic conditions may adversely impact demand for our products, reduce access to credit and cause our customers and others with which we do business to suffer financial hardship, all of which could adversely impact our business, results of operations, financial condition and cash flows. we believe that the Chinese telecom restructuring and the issuance of 3G licenses in China with an investment in the construction of the 3G system of approximately $ 60 billion over three years, an average of approximately $20 billion per year, presents an excellent opportunity for our business development. With our advanced technologies, for instance, the WFDSTM and the patent certificates our company holds; close relationships with the telecom operators in China, and strong management team, we believe that we will continue to demonstrate increasingly impressive progress in the future,

In summary, this past quarter and year marked another period of the financial and operational progress for the Company, as we strengthening key relationships with our Chinese customers, enhanced our products and solution offerings while seeing progress in relationships both domestically and internationally. We believe we have an effective strategy in place to enhance our business prospects and drive our Company’s growth.

I would now like to open up the call for Q&A.  As translation will be necessary, please ask only one question at a time to avoid confusion. Operator?